Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
Imation Reports Q3 Revenue of $527.5 Million
Operating Loss of $8.7 Million Including Charges of $16.3 Million
Outlook for FY 08 Reduced
October 21, 2008: OAKDALE, Minn. — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended September 30, 2008.
Key Points for Q3 2008 include the following:
•	Q3 2008 revenue was $527.5 million compared with $525.5 million in Q3 2007.

•	Operating loss for Q3 2008 was $8.7 million compared to operating income of $16.3 million for Q3 2007. The Q3 2008 loss included charges of $16.3 million related mainly to previously announced restructuring actions. Excluding these charges operating income would have been $7.6 million in Q3 2008 (see table entitled Reconciliation of GAAP to Adjusted Results).

•	Diluted loss per share was $0.16 for Q3 2008 compared with $0.24 diluted earnings per share in Q3 2007. Adjusting for the impacts of restructuring and related charges in Q3 2008 of $0.27 per share, diluted earnings per share would have been $0.11 for Q3 2008 compared with $0.23 for Q3 2007 (see table entitled Reconciliation of GAAP to Adjusted Results).

•	Total cash was $112.8 million as of September 30, 2008. Cash generated from operations for Q3 2008 was $8.6 million.

•	Based on results year-to-date and a weak economic outlook, the Company has revised its outlook downward for the full year (see 2008 Business Outlook at the end of this release).

•	The Company is in the process of analyzing its cost structure to further reduce operating expenses. Additional information including potential restructuring charges, timing and impacts will be disclosed in the coming weeks as plans are finalized.

Commenting on the quarter, Imation President and CEO Frank Russomanno said: “Revenue and earnings were substantially below the Company’s previous expectations as the Company noted in its press release of October 9th. Demand slowed across several sectors in the U.S. and Europe and more recently in Japan. We have been negatively impacted by a slowdown in consumer spending for consumer electronics and optical media. For example, late in the quarter, some retailers canceled or deferred orders for consumer electronic products as they positioned themselves for a possible weaker holiday season. This situation contributed to a loss for the Electronic Products segment in Q3. Once again, sales of tape products were hurt, particularly as data center customers in several large banks and financial services firms deferred or stopped purchasing, which impacted sales of some of our higher margin products. We expect the same factors that affected us in Q3 to continue to impact our business in Q4. As a result, we will not meet our previous full year outlook, and have adjusted it accordingly.”
“As we continue to benchmark ourselves against companies with brand portfolios and those with significant distribution businesses across both commercial and consumer markets, we have established a target business model in line with our strategic direction. Given our year-to-date performance as well as current market and industry conditions, we cannot simply grow our way into that business model. As a result, we intend to reduce total operating expenses to drive profitable growth as a lean and fast acting company focused on delivering acceptable gross margins and improved operating profit and return on invested capital. We will have more information to share in the coming weeks.”
“While the current economic environment is challenging, we remain firmly committed to our strategic direction for Imation. And I believe it is more important than ever to remain on course. While we are disappointed with our near term results, we continue to make progress in several key areas including manufacturing cost reductions, acquisition integration, new product introductions and building the brands. This progress reinforces our confidence in our ability to implement the long term strategy of building a global portfolio of branded products in both commercial and consumer markets,” Russomanno concluded.
A teleconference is scheduled on October 21, 2008 at 9:00 AM Central Daylight Time (CDT). (See Webcast and Replay Information at the bottom of this release).
Q3 and YTD 2008 and 2007 Financial Highlights

(Dollars in millions, except per share amounts)	Q3 08	Q3 07	YTD 08	YTD 07
Net Revenue	$527.5	$525.5	$1,605.4	$1,360.2
Gross Profit	$81.6	$85.7	$275.2	$240.0
% of Revenue	15.5%	16.3%	17.1%	17.6%
SG&A	$70.4	$61.6	$215.0	$151.5
% of Revenue	13.3%	11.7%	13.4%	11.1%
R&D	$5.6	$8.5	$18.2	$30.5
% of Revenue	1.1%	1.6%	1.1%	2.2%
Restructuring and Other Charges	$14.3	$(0.7)	$19.0	$20.7
Operating Income (Loss)	$(8.7)	$16.3	$23.0	$37.3
% of Revenue	(1.6)%	3.1%	1.4%	2.7%
Net Income	$(5.9)	$9.4	$12.3	$23.7
Diluted Earnings (Loss) per Share	$(0.16)	$0.24	$0.33	$0.64
Operating Cash Flows	$8.6	$(2.1)	$86.9	$13.4

Reconciliation of GAAP to Adjusted Results

	Q3 08		Q3 07
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As Reported — GAAP	$(8.7)	$(0.16)	$16.3	$0.24
Inventory write-off included in COGS	2.0	0.03	—	—
Restructuring and other	14.3	0.24	(0.7)	(0.01)

Adjusted — Non — GAAP	$7.6	$0.11	$15.6	$0.23

	YTD 08		YTD 07
	Operating		Operating
	Income	Diluted EPS	Income	Diluted EPS
As Reported — GAAP	$23.0	$0.33	$37.3	$0.64
Inventory write-off included in COGS	2.0	0.03	—	—
Restructuring and other	19.0	0.36	20.7	0.36

Adjusted — Non — GAAP	$44.0	$0.72	$58.0	$1.00
Comparison of GAAP to Non-GAAP Financial Measures
The Non-GAAP financial measurements are provided to assist in understanding the impact of restructuring and related items on our actual results of operations when compared with prior periods. We believe that adjusting for these items will assist investors in making an evaluation of our performance on a comparable basis against prior periods. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
Third Quarter and YTD 2008 Financial Highlights
Given the present uncertainty surrounding the global economy and stock price volatility, the Company is performing impairment testing for its intangible assets including goodwill. It is possible that impairments could be identified and recorded in either Q3 or Q4 2008. Therefore, the third quarter results are subject to the completion of this analysis which is expected prior to the filing of the Company’s 10-Q in early November.
     Net Revenue was $527.5 million in the third quarter of 2008, relatively unchanged from the third quarter of 2007 revenue of $525.5 million. The third quarter of 2008 included one additional month of TDK recording media as compared to the third quarter of 2007. This resulted in a revenue increase of approximately $42 million which was offset primarily by declines in magnetic product sales. Our Americas region revenue totaled approximately $199 million in the quarter, down 19 percent from last year primarily due to declines in magnetic product sales. European revenue totaled approximately $167 million in the quarter, up 10 percent from last year with growth driven by our GDM joint venture. Asia Pacific revenue totaled approximately $99 million, up 17 percent driven by TDK recording media revenue. Revenue from the Electronic Products segment was approximately $62 million, up 47 percent. For the nine-month period ended September 30, 2008, revenue was $1,605.4 million, up 18 percent from the same period last year driven primarily by the TDK recording media and Memcorp acquisitions.

     Gross Margin of 15.5 percent in the third quarter of 2008 was down from 17.3 percent in the second quarter of 2008 and 16.3 percent in the third quarter of 2007 due to product mix changes and the inventory write-off associated with the restructuring. For the nine-month periods ended September 30, 2008 and 2007, gross margins were 17.1 percent and 17.6 percent respectively.
     Selling, General & Administrative (SG&A) spending was $70.4 million or 13.3 percent of revenue in the third quarter of 2008, compared with $61.6 million or 11.7 percent of revenue in the third quarter of 2007. The increase in expense from Q3 2007 was due to spending for acquisition integration, incremental brand investments and additional legal expenses. For the nine-month periods ended September 30, 2008 and 2007, SG&A spending was $215.0 million and $151.5 million respectively.
     Research & Development (R&D) spending was $5.6 million or 1.1 percent of revenue during the third quarter of 2008 compared with $8.5 million or 1.6 percent of revenue in the third quarter of 2007. For the nine-month periods ended September 30, 2008 and 2007, R&D spending was $18.2 million and $30.5 million respectively. The reductions were primarily due to savings from restructuring actions initiated in the second quarter of 2007 as the Company focused its R&D activities primarily on development of new magnetic tape formats.
     Restructuring and Other Charges was $14.3 million in the third quarter of 2008. These charges related mainly to costs from our previously announced restructuring programs. This is compared to a benefit of $0.7 million in the third quarter of 2007, which was driven by restructuring charges of $3.1 million offset by $3.8 million related to a terminated employment agreement. Total cost of the Q3 2008 restructuring and related charges was $16.3 million which included the $14.3 million of restructuring and other charges and an inventory write-off of $2.0 million, associated with the restructuring activities, that is classified in cost of goods sold.
     Operating Loss was $8.7 million in the third quarter of 2008, compared with operating income of $16.3 million in the third quarter of 2007, driven by the factors noted above. Operating loss in the third quarter of 2008 included restructuring and related charges of $16.3 million. Operating income in the third quarter of 2007 included $6.7 million in losses related to USB Flash products. Operating income for the nine months ended September 30, 2008 was $23.0 million compared with $37.3 million for the comparable period in 2007. Excluding the restructuring and related charges noted above, operating income would have been $44.0 million in the first nine months of 2008 as compared with $58.0 million in the same period in 2007 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Diluted Loss per Share was $0.16 in the third quarter of 2008 compared with diluted earnings per share of $0.24 in the third quarter of 2007, due to the factors noted above. Adjusting for the above noted impacts of restructuring and related charges, diluted earnings per share would have been $0.11 for the third quarter of 2008 compared with $0.23 for the third quarter of 2007 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Cash and Cash Flows: Ending cash and cash equivalents were $112.8 million as of September 30, 2008, down $4.9 million from the prior quarter. Net cash provided by operating activities totaled $8.6 million in Q3 2008 and depreciation and amortization was $13.4 million. Dividends of $5.9 million were paid and capital spending was $3.2 million for the third quarter of 2008. Year-to-date cash generated from operations was $86.9 million.
2008 Business Outlook
This outlook, while based on our best estimates at this time, contains a high degree of risk and uncertainty given current global economic conditions. This business outlook is also subject to the risks and uncertainties described at the end of this release.
Actual results will also likely be impacted by additional future restructuring charges associated with the Company’s cost reduction efforts discussed above. Also, further declines in our stock price or deterioration in economic conditions impacting our business outlook increases the possibility of a goodwill impairment in 2008.

•	Revenue for 2008 is targeted at approximately $2.165 billion to $2.185 billion. We anticipate Q4 revenue in the range of $560 million to $580 million. Previously, 2008 revenue was targeted at approximately $2.4 billion.

•	Operating income, including restructuring and other charges, is targeted to be in the range of $30 million to $37 million for 2008. This includes restructuring and related charges of $21 million which have been incurred in the first three quarters of 2008. We anticipate Q4 operating income in the range of $7 million to $14 million. Previously, 2008 operating income was targeted in the range of $80 million to $90 million including restructuring and other charges in the range of $17 million to $22 million.

•	Diluted earnings per share is targeted between $0.44 and $0.56 which includes the negative impact of approximately $0.39 from restructuring and related charges. We anticipate Q4 diluted earnings per share of $0.11 to $0.23. Previously, 2008 diluted earnings per share was targeted between $1.26 and $1.43 which included the negative impact of approximately $0.33 from restructuring and other charges.

•	Capital spending is targeted to be approximately $15 million. Previously, capital spending was targeted in the range of $15 million to $20 million.

•	The full year tax rate is anticipated to be in the range of 33 percent to 35 percent, absent any one-time tax items that may occur in the future. Previously, the tax rate was anticipated to be in the range of 35 percent to 37 percent.

•	Depreciation and amortization expense is targeted to be approximately $50 million. Previously, depreciation and amortization was targeted in the range of $48 million to $52 million.
Webcast and Replay Information
A webcast of Imation Corp.’s third quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on October 21, 2008 until 5:00 PM Central Daylight Time on October 28, 2008 by dialing 866-837-8032 (access code 1283847). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation is a leading global developer and marketer of branded products that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at http://www.imation.com.

Risk and Uncertainties
Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; the outcome of any pending or future litigation, including the pending Philips litigation; our ability to successfully defend our intellectual property rights; the possibility that our goodwill or other assets may become impaired; the rate of decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to successfully integrate our recent acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.
Imation, the Imation logo, Memorex, the Memorex logo, “Is it live or is it Memorex?” and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenue	$527.5	$525.5	$1,605.4	$1,360.2
Cost of goods sold	445.9	439.8	1,330.2	1,120.2

Gross profit	81.6	85.7	275.2	240.0

Selling, general and administrative	70.4	61.6	215.0	151.5
Research and development	5.6	8.5	18.2	30.5
Restructuring and other	14.3	(0.7)	19.0	20.7

Total	90.3	69.4	252.2	202.7

Operating income (loss)	(8.7)	16.3	23.0	37.3

Other (income) and expense
Interest income	(0.9)	(1.5)	(2.5)	(6.5)
Interest expense	0.3	0.8	1.3	1.4
Other, net	2.8	1.5	6.2	3.7

Total	2.2	0.8	5.0	(1.4)

Income before income taxes	(10.9)	15.5	18.0	38.7

Income tax provision (benefit)	(5.0)	6.1	5.7	15.0

Net income (loss)	$(5.9)	$9.4	$12.3	$23.7

Earnings (loss) per common share:
Basic	$(0.16)	$0.24	$0.33	$0.65
Diluted	$(0.16)	$0.24	$0.33	$0.64

Weighted average shares outstanding
Basic	37.3	39.4	37.5	36.4
Diluted	37.3	39.7	37.6	36.8

Cash dividend per share	$0.16	$0.16	$0.48	$0.46

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$112.8	$135.5
Accounts receivable, net	354.7	507.1
Inventories, net	364.7	366.1
Other current assets	141.3	109.9

Total current assets	973.5	1,118.6

Property, plant and equipment, net	137.9	171.5
Intangible assets, net	359.4	371.0
Goodwill	59.5	55.5
Other assets	36.7	34.4

Total assets	$1,567.0	$1,751.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$296.6	$350.1
Accrued payroll	15.3	13.5
Other current liabilities	180.1	257.3
Current maturities of long-term debt	—	10.0

Total current liabilities	492.0	630.9

Other liabilities	56.1	45.0
Long-term debt, less current maturities	—	21.3

Shareholders’ equity	1,018.9	1,053.8

Total liabilities and shareholders’ equity	$1,567.0	$1,751.0

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	September 30,		September 30,
	2008		2007		% Change
	Rev $	% Total	Rev $	% Total
Americas	198.9	37.7%	246.3	46.9%	-19.2%
Europe	167.3	31.7%	152.4	29.0%	9.8%
Asia Pacific	99.4	18.8%	84.6	16.1%	17.5%
Electronic Products	61.9	11.8%	42.2	8.0%	46.7%

Total	527.5	100.0%	525.5	100.0%	0.4%

	Rev $	% Total	Rev $	% Total
Optical products	255.1	48.4%	234.3	44.6%	8.9%
Magnetic products	154.2	29.2%	177.6	33.8%	-13.2%
Flash media products	22.8	4.3%	39.2	7.5%	-41.8%
Electronic products, accessories and other	95.4	18.1%	74.4	14.1%	28.2%

Total	527.5	100.0%	525.5	100.0%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	15.9	8.0%	12.4	5.0%	28.2%
Europe	4.2	2.5%	10.8	7.1%	-61.1%
Asia Pacific	7.8	7.8%	4.4	5.2%	77.3%
Electronic Products	(4.4)	NM	2.2	5.2%	NM
Corp/Unallocated (1)	(32.2)	NM	(13.5)	NM	NM

Total	(8.7)	-1.6%	16.3	3.1%

	Nine months ended		Nine months ended
	September 30,		September 30,
	2008		2007		% Change
	Rev $	% Total	Rev $	% Total
Americas	603.8	37.6%	690.8	50.8%	-12.6%
Europe	528.7	32.9%	421.8	31.0%	25.3%
Asia Pacific	327.0	20.4%	205.4	15.1%	59.2%
Electronic Products	145.9	9.1%	42.2	3.1%	245.7%

Total	1,605.4	100.0%	1,360.2	100.0%	18.0%

	Rev $	% Total	Rev $	% Total
Optical products	781.0	48.6%	619.6	45.6%	26.0%
Magnetic products	498.7	31.1%	490.4	36.1%	1.7%
Flash media products	76.7	4.8%	117.7	8.7%	-34.8%
Electronic products, accessories and other	249.0	15.5%	132.5	9.6%	87.9%

Total	1,605.4	100.0%	1,360.2	100.0%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	57.2	9.5%	59.0	8.5%	-3.1%
Europe	17.1	3.2%	29.8	7.1%	-42.6%
Asia Pacific	23.5	7.2%	14.8	7.2%	58.8%
Electronic Products	(6.5)	NM	2.2	5.2%	NM
Corp/Unallocated (1)	(68.3)	NM	(68.5)	NM	NM

Total	23.0	1.4%	37.3	2.7%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other expense that are not allocated to the segments we serve. We believe this avoids distorting the operating income for the segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2008	2007	2008	2007
Gross Profit	$81.6	$85.7	$275.2	$240.0
Gross Margin %	15.5%	16.3%	17.1%	17.6%
Operating Income	$(8.7)	$16.3	$23.0	$37.3
Operating Income %	-1.6%	3.1%	1.4%	2.7%
Capital Spending	$3.2	$2.4	$9.7	$11.8
Depreciation	$7.4	$7.1	$20.8	$21.1
Amortization	$6.0	$5.3	$17.9	$12.3
Tax Rate %	46%	39%	32%	39%
Asset Utilization Information *

	September 30,	December 31,
	2008	2007
Days Sales Outstanding (DSO)	58	64
Days of Inventory Supply	77	65
Debt to Total Capital	0.0%	3.0%
Other Information

Approximate employee count as of September 30, 2008:	1,760
Approximate employee count as of December 31, 2007:	2,250
Book value per share as of September 30, 2008:	$27.24
Shares used to calculate book value per share (millions):	37.4
Imation did not repurchase shares of its stock in the third quarter of 2008.
Authorization for repurchase of approximately 2.3 million shares remains outstanding as of September 30, 2008.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.
Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.
Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.
Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.